UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-151425

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-151424

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-34869

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-34871

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT No. 333-18845

UNDER THE SECURITIES ACT OF 1933

MERCHANTS BANCSHARES, INC.

(Community Bank System, Inc. as successor by merger to Merchants Bancshares, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	03-0287342
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

275 Kennedy Drive

South Burlington, Vermont 05403

(802) 658-3400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Merchants Bancshares, Inc. and Subsidiaries 2008 Compensation Plan for Non-Employee Directors and Trustees

Merchants Bancshares, Inc. 2008 Stock Option Plan

Merchants Bancshares, Inc. 1996 Compensation Plan for Non-Employee Directors

Merchants Bancshares, Inc. Long-Term Incentive Stock Option Plan

Merchants Bancshares, Inc. Executive Employment Agreements

(Full title of the plan)

Mark E. Tryniski

c/o Community Bank System, Inc.

President and Chief Executive Officer

Community Bank System, Inc.

5790 Widewaters Parkway

DeWitt, New York 13214

(315) 445-2282

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Andrew P. Alin, Esq. Cadwalader, Wickersham & Taft LLP 200 Liberty Street New York, New York 10281 (212) 504-6000	George J. Getman, Esq. EVP and General Counsel Community Bank System, Inc. 5790 Widewaters Parkway DeWitt, New York 13214 (315) 445-2282

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒

Non-Accelerated Filer ☐	Smaller Reporting Company ☐

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) remove from registration all securities registered under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Merchants Bancshares, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the securities offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement
333-151425	June 4, 2008	Merchants Bancshares, Inc. and Subsidiaries 2008 Compensation Plan for Non-Employee Directors and Trustees
333-151424	June 4, 2008	Merchants Bancshares, Inc. 2008 Stock Option Plan
333-34869	September 3, 1997	Merchants Bancshares, Inc. 1996 Compensation Plan for Non-Employee Directors
333-34871	September 3, 1997	Merchants Bancshares, Inc. Long-Term Incentive Stock Option Plan
333-18845	December 27, 1996, amended on March 25, 1997	Merchants Bancshares, Inc. Executive Employment Agreements

On May 12, 2017, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 22, 2016, by and between Community Bank System, Inc., a Delaware corporation (“Community Bank System”), and the Company, the Company merged with and into Community Bank System as the surviving corporation (the “Merger”), whereupon the separate corporate existence of the Company ceased.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of post-effective amendments any of the securities that remain unsold at the termination of the offerings, Community Bank System, as successor to the Company, hereby terminates the effectiveness of the Registration Statements and removes from registration the securities registered, but not sold as of the date hereof, under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of DeWitt, State of New York, on May 15, 2017.

COMMUNITY BANK SYSTEM, INC. (as successor by merger to Merchants Bancshares, Inc.)

By:	/s/ George J. Getman
George J. Getman
EVP and General Counsel

*Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.